Exhibit 5.1

[Wilson Sonsini Goodrich & Rosati Letterhead]

May 8, 2006

Redback Networks Inc.

300 Holger Way

San Jose, CA 94134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Redback Networks Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on May 8, 2006 in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder, of the Shares (as defined below).

The Registration Statement relates to the proposed issuance and sale, pursuant to Rule 415 under the Act, of 11,355,200 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”). The Shares are to be sold from time to time as set forth in the Registration Statement, any post-effective amendments to the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”) and any supplements to the Prospectus (each, a “Prospectus Supplement”), pursuant to a purchase, underwriting or similar agreement in substantially the form to be filed under a post-effective amendment to the Registration Statement or a Current Report on Form 8-K.

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) that the Registration Statement and any post-effective amendments thereto will have become effective under the Act; (iv) that a Prospectus Supplement will have been filed with the Commission describing the Shares offered thereby; (v) that all Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (vi) that a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the parties thereto; (vii) that with respect to any issuance of Shares by the Company, there will be sufficient shares of Common Stock under the Company’s organizational documents that are not otherwise reserved for issuance.

Based upon the foregoing, we are of the opinion that when the issuance of the Shares has been duly authorized by appropriate corporate action and the Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement, then the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus and in any Prospectus Supplements forming a part of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or in the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI